Exhibit 99.1

Catalyst Pharmaceuticals Completes the Acquisition of U.S. Rights to FYCOMPA® (Perampanel) CIII

Strengthens its Commercial Portfolio with the First and Only AMPA Receptor Antagonist Marketed Product for Epilepsy

Bolsters Presence in Neuroscience

Expected to be Accretive in 2023

CORAL GABLES, Fla., Jan. 25, 2023 — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases, today announced that it has successfully completed the acquisition of the U.S. rights for FYCOMPA® (perampanel) CIII, from Eisai Co., Ltd, (“Eisai”). The closing of the acquisition provides Catalyst with an increased U.S. commercial presence in neurology and an expanded product portfolio with an established, first-in-class, commercial stage epilepsy asset.

“The completion of the acquisition of U.S. rights to FYCOMPA marks an important step in the expansion and diversification of our portfolio of marketed products, adds a second complementary commercial product that will further strengthen Catalyst’s financial position through increased revenue scale, and is expected to be accretive to EBITDA and EPS in 2023,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “Coupled with the continued growth of FIRDAPSE®, our flagship product, we look forward to leveraging our proven capabilities and expanded U.S. presence in neuroscience to drive organic growth for both FYCOMPA and FIRDAPSE. While we are focused on a seamless transition of FYCOMPA, we will also continue to execute our growth strategy into other rare neurological and epileptic diseases. We remain committed to enhancing our portfolio with innovative medicines that address critical unmet medical needs for patients with a continued disciplined approach to our capital allocation.”

Strategic Rationale

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The addition of FYCOMPA serves as a complementary growth driver and a strategic market adjacency within neuroscience that establishes a potential gateway for Catalyst to expand into rare epileptic diseases.

•	Strengthens and diversifies revenues and cash flow generation with the addition of a successfully U.S. marketed asset, by building upon the company’s organic revenue growth of FIRDAPSE.

•	The acquisition of FYCOMPA is expected to be accretive to EBITDA and EPS in 2023 and provides synergies to build on the company’s proven operational and commercial execution in neurology.

•	Strategically aligns with Catalyst’s growth plans to optimize the FIRDAPSE franchise and invest in portfolio expansion opportunities.

•	Physician call point for FYCOMPA overlaps about 45% with FIRDAPSE call points.

•	Net FYCOMPA revenues for the 2022 fiscal year ending March 31, 2023, are expected to be approximately $136 million. FYCOMPA has gross profit margins similar to FIRDAPSE.

Additional Transaction Details

As previously disclosed, Catalyst made a total all-cash purchase payment of $160 million to Eisai. Under certain conditions, Catalyst may be obligated to pay a milestone payment and royalty. The completion of the acquisition does not impact Catalyst’s previously reported 2022 full-year FIRDAPSE total net revenue guidance of $205 million to $210 million.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s U.S. commercial product portfolio consists of FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) for adults and children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights of FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures, and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS.

For more information, visit the Company’s website at www.catalystpharma.com.

About FYCOMPA

FYCOMPA is a prescription medicine used in people with epilepsy aged 4 and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures, and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older.

FYCOMPA, an oral medication, is a selective non-competitive AMPA (alpha-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid) receptor antagonist. The precise mechanism by which FYCOMPA exerts its antiepileptic effects in humans is unknown.

FYCOMPA is supplied as 2 mg, 4 mg, 6 mg, 8 mg, 10 mg, and 12 mg film-coated tablets, and as a 0.5 mg/mL oral suspension formulation. FYCOMPA has been designated by the U.S. Drug Enforcement Administration as a federally-controlled substance (CIII). To date, FYCOMPA has been prescribed to over 500,000 patients globally.

FYCOMPA is expected to have patent protection through at least May 23, 2025, with possible patent protection into June 2026.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst’s expectation that the acquisition transaction will prove to be accretive to EBITDA and EPS during 2023 will prove to be accurate, (ii) whether Catalyst can successfully integrate the FYCOMPA business into its business activities, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the 2021 fiscal year, Catalyst’s Quarterly Report on Form 10-Q for the third quarter of 2022, and Catalyst’s other filings with the SEC, could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Important Safety Information: INDICATION FOR FYCOMPA

FYCOMPA® (perampanel) is indicated in patients with epilepsy aged 4 years and older for partial-onset seizures (POS) with or without secondarily generalized seizures and adjunctive therapy for patients aged 12 years and older for primary generalized tonic-clonic (PGTC) seizures.

IMPORTANT SAFETY INFORMATION FOR FYCOMPA

WARNING: SERIOUS PSYCHIATRIC AND BEHAVIORAL REACTIONS

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Serious or life-threatening psychiatric and behavioral adverse reactions including aggression, hostility, irritability, anger, and homicidal ideation and threats have been reported in patients taking FYCOMPA

•	These reactions occurred in patients with and without prior psychiatric history, prior aggressive behavior, or concomitant use of medications associated with hostility and aggression

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Advise patients and caregivers to contact a healthcare provider immediately if any of these reactions or changes in mood, behavior, or personality that are not typical for the patient are observed while taking FYCOMPA or after discontinuing FYCOMPA

•	Closely monitor patients particularly during the titration period and at higher doses

•	FYCOMPA should be reduced if these symptoms occur and should be discontinued immediately if symptoms are severe or are worsening

SERIOUS PSYCHIATRIC AND BEHAVIORAL REACTIONS

In the partial-onset seizures clinical trials, hostility- and aggression-related adverse reactions occurred in 12% and 20% of patients randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 6% of patients in the placebo group. These effects were dose-related and generally appeared within the first 6 weeks of treatment, although new events continued to be observed through more than 37 weeks. These effects in FYCOMPA-treated patients led to dose reduction, interruption, and discontinuation more frequently than placebo-treated patients. Homicidal ideation and/or threat have also been reported postmarketing in patients treated with FYCOMPA. The combination of alcohol and FYCOMPA significantly worsened mood and increased anger. Patients taking FYCOMPA should avoid the use of alcohol. Patients, their caregivers, and families should be informed that FYCOMPA may increase the risk of psychiatric events. Patients should be monitored during treatment and for at least one month after the last dose of FYCOMPA, and especially when taking higher doses and during the initial few weeks of drug therapy (titration period) or at other times of dose increases. Similar serious psychiatric and behavioral events were observed in the primary generalized tonic-clonic (PGTC) seizure clinical trial.

SUICIDAL BEHAVIOR AND IDEATION

Antiepileptic drugs (AEDs), including FYCOMPA, increase the risk of suicidal thoughts or behavior in patients. Anyone considering prescribing FYCOMPA or any other AED must balance the risk of suicidal thoughts or behavior with the risk of untreated illness. Epilepsy and many other illnesses for which AEDs are prescribed are themselves associated with morbidity and mortality and an increased risk of suicidal thoughts and behavior. Patients, their caregivers, and families should be informed of the risk and advised to monitor and immediately report the emergence or worsening of depression, suicidal thoughts or behavior, thoughts about self-harm and/or any unusual changes in mood or behavior. Should suicidal thoughts and behavior emerge during treatment, consider whether the emergence of these symptoms in any given patient may be related to the illness being treated.

DIZZINESS AND GAIT DISTURBANCE

FYCOMPA caused dose-related increases in events related to dizziness and disturbance in gait or coordination. Dizziness and vertigo were reported in 35% and 47% of patients in the partial-onset seizure trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 10% of placebo-treated patients. Gait disturbance related events were reported in 12% and 16% of patients in the partial-onset seizure clinical trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 2% of placebo-treated patients. These adverse reactions occurred mostly during the titration phase. These adverse reactions were also observed in the PGTC seizure clinical trial.

SOMNOLENCE AND FATIGUE

FYCOMPA caused dose-dependent increases in somnolence and fatigue-related events. Somnolence was reported in 16% and 18% of patients in the partial-onset seizure trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 7% of placebo-treated patients. Fatigue-related events were reported in 12% and 15% of patients in the partial-onset seizure trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 5% of placebo-treated patients. These adverse reactions occurred mostly during the titration phase. These adverse reactions were also observed in the PGTC seizure clinical trial. Patients should be advised against engaging in hazardous activities requiring mental alertness, such as operating motor vehicles or dangerous machinery, until the effect of FYCOMPA is known. Patients should be carefully observed for signs of central nervous system (CNS) depression when FYCOMPA is used with other drugs with sedative properties because of potential additive effects.

FALLS

Falls were reported in 5% and 10% of patients in the partial-onset seizure clinical trials randomized to receive FYCOMPA at doses of 8 mg and 12 mg per day, respectively, compared to 3% of placebo-treated patients.

DRUG REACTION WITH EOSINOPHILIA AND SYSTEMIC SYMPTOMS (DRESS)

DRESS, also known as multiorgan hypersensitivity, has been reported in patients taking AEDs, including FYCOMPA. DRESS may be fatal or life-threatening. DRESS typically, although not exclusively, presents with fever, rash, lymphadenopathy, and/or facial swelling, in association with other organ system involvement. If signs or symptoms are present, immediately evaluate the patient and discontinue FYCOMPA if an alternative etiology for signs or symptoms cannot be established.

WITHDRAWAL OF AEDs

A gradual withdrawal is generally recommended with AEDs to minimize the potential of increased seizure frequency, but if withdrawal is a response to adverse events, prompt withdrawal can be considered.

MOST COMMON ADVERSE REACTIONS

The most common adverse reactions in patients aged 12 years and older receiving FYCOMPA (≥5% and ≥1% higher than placebo) include dizziness, somnolence, fatigue, irritability, falls, nausea, weight gain, vertigo, ataxia, headache, vomiting, contusion, abdominal pain, and anxiety. Adverse reactions in patients aged 4 to <12 years were generally similar to patients aged 12 years and older.

DRUG INTERACTIONS

FYCOMPA may decrease the efficacy of contraceptives containing levonorgestrel. Plasma levels of perampanel were decreased when administered with known moderate and strong CYP3A4 inducers, including, carbamazepine, phenytoin, or oxcarbazepine. Multiple dosing of FYCOMPA 12 mg per day enhanced the effects of alcohol on vigilance and alertness, and increased levels of anger, confusion, and depression. These effects may also be seen when FYCOMPA is used in combination with other CNS depressants.

PREGNANCY AND LACTATION

Physicians are advised to recommend that pregnant patients taking FYCOMPA enroll in the North American Antiepileptic Drug (NAAED) Pregnancy Registry. Caution should be exercised when FYCOMPA is administered to pregnant or nursing women as there are no adequate data on the developmental risk associated with use in pregnant women, and no data on the presence of perampanel in human milk, the effects on the breastfed child, or the effects of the drug on milk production.

HEPATIC AND RENAL IMPAIRMENT

Use in patients with severe hepatic or severe renal impairment is not recommended. Dosage adjustments are recommended in patients with mild or moderate hepatic impairment. Use with caution in patients with moderate renal impairment.

DRUG ABUSE AND DEPENDENCE

FYCOMPA is a Schedule III controlled substance and has the potential to be abused and lead to drug dependence and withdrawal symptoms including anxiety, nervousness, irritability, fatigue, asthenia, mood swings, and insomnia.

Please see full Prescribing Information, including Boxed WARNING.

Contact information:

Media Contact

David Schull

Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com

Investor Contact

Mary Coleman

Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com